EXHIBIT 10(f)(21)

Management Incentive Plan for 2022 (2022 MIP)
Under the 2022 MIP, executive officers of the Company are eligible to receive performance related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved target incentive opportunities for 2022, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2022 MIP. The performance metrics and corresponding weightings established by the Committee are: Free Cash Flow (weighted at 40%), Absolute Revenue (unadjusted for currency) (weighted at 20%), Adjusted Operating Margin (weighted at 20%), and an Environmental, Social and Governance measure (weighted at 20%). The Committee maintains the authority to increase or decrease an award based on individual performance.

Individual awards will be subject to the review and approval of the Committee following the completion of the 2022 fiscal year, with payment to be made within the first four months of 2023.

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